Exhibit 10.5

Exclusive Service Agreement (Translated Version)

Party A:  Global Uplink Communications Ltd.
                  4th Floor, No. 168, Longkouxi Road, Guangzhou, China Party

B: Asia Payment Systems (China) Co. Ltd.
                  Unit L, 13th Floor, Kaikai Plaza, No. 8, Wanhangdu Road, Jingan
                 District, Shanghai, China

Resulting from friendly negotiations, Global Uplink Communications Ltd. (hereinafter referred to as “Party A”) is desirous to outsource its entire business processes to Asia Payment Systems (China) Co. Ltd. (hereinafter referred to as “Party B”) who is desirous to use its system and other facilities, including its staff, to provide business process services to Party A.

I.	Party A shall:

	1.	undertake that it will outsource its entire business processes to only Party B.

	2.	undertake to pay service fees according to the type and volume of business processes handled, subject to a minimum of Renminbi Two Hundred Thousand (RMB200,000) per month.

	3.	promptly pay Party B the amount of fees invoiced by Party B.

II.	Party B shall:

1.	provide in Guangzhou City, China, a complete telephone call center related equipment and facilities, including premises where such equipment, facilities and staff training rooms are located, including a minimum of 120 trained staff.

2.	provide system support according to the requirements of Party A from time to time.

3.	not commit or undertake any activities that may damage the reputation of Party A and/or its clients, partners and customers.

III.	Payment of Fees

	1.	Party B shall deliver to Party A on or before the 5th day of every month its invoice for the fees charged by Party B for the services rendered to Party A for the preceding month.

	2.	Party A shall pay Party A the full amount of the monthly invoice within 30 days from the receipt of such invoice.

IV	Governing Laws

This agreement shall be governed by the current laws of the People’s Republic of China (“Law”). Should the laws be changed from from time to time, both Parties agree to renegotiate in good faith to amend the terms of this agreement in order to protect the economic benefits and rights of both Parties.

V. Resolution of Disputes

     In the event of any dispute relating to the implementation of this agreement and/or any matter relating this agreement, such dispute should be resolved amicably by both Parties through friendly discussion, and failing which, the disputed matter shall be submitted to China International Trade Centre of Arbitration, Wahnam Branch, for arbitration.

VI. The effective date of this agreement is November 1, 2007 (“Effective Date”).

VI. Term

     This agreement shall be for an initial term of ten (10) years from the Effective Date (hereinafter referred to as “Initial Term”), unless at the option of Party B, renewed for further terms of 10 years each (hereinafter referred to as “Renewal Terms”) upon Party B giving a written notice to Party A sixty (60) days prior to the expiration of the Initial Term or any of the Renewal Terms.

Global Uplink Communications Ltd.                                          Asia Payment Systems (China) Co. Ltd.

("Party A")                                                                               (“Party B”)

By CHEN YU HUA                                                                    By KING K. NG

Chen Yu Hua, Director & Legal                                                  King K. Ng, Director & Legal Person

Person Date October 24, 2007 Signing LocationGuangzhou	Date October 24, 2007 Signing LocationGuangzhou